CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Optigenex, Inc.

We hereby consent to the incorporation of our report dated, April 13, 2007 included in this Form 10-KSB, on the financial statements of Optigenex, Inc. as of December 31, 2006 and 2005 and for each of the two years ended December 31, 2006, into the Company’s previously filed Registration Statement on Form S-8 (Nos. 333-133942).

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 13, 2007